NuZee (d/b/a/ Coffee Blenders®) Announces Changes in Senior Management Duties

PLANO, Texas, July 10, 2020 /PRNewswire/ -- NuZee, Inc. (NASDAQ: NUZE) ("NuZee"), the leading single-serve pour-over coffee producer and co-packer, today announced changes in senior management's duties to reflect a greater focus on the adoption of single serve pour over coffee by major U.S. coffee brands. As part of these changes, Mr. Masateru Higashida, the Company's Chief Executive Officer, will add the title of President and will directly oversee the Company's three international subsidiaries. Mr. Shanoop Kothari will continue his duties as the Company's Chief Financial Officer but has also been named as the Company's Chief Operating Officer and will lead the Company's production efforts and direct to consumer channels in the U.S. Mr. Travis Gorney, will become the Company's Chief Marketing Officer and Vice President with the primary role of establishing and managing a sales team focused on adoption of single serve pour over coffee by major U.S. coffee brands. Both Mr. Kothari and Mr. Gorney will continue to report to Mr. Higashida.

"These changes to our management structure better align the strengths of our management team with their new areas of focus, which we expect will result in greater sales to blue chip coffee companies in the U.S.," said Mr. Higashida, President and CEO of the Company. "Over the last two years, NuZee has invested in a platform to lead the adoption of single serve pour over coffee in the U.S. In addition to a greater focus on sales, the changes also reflect our focus on maximizing our opportunity to achieve profitability from these investments," added Mr. Higashida.

About NuZee and Coffee Blenders

NuZee, Inc. (d/b/a Coffee Blenders®) is a specialty coffee company and a leading U.S. single-serve pour-over coffee producer and co-packer. We own highly sophisticated packing equipment developed in Asia for pour over coffee production and possess exclusive agreements that restrict North American competitors' access to equipment and pour over filters.  We co-pack single-serve pour-over coffee products for dozens of customers in the U.S. market and also co-pack for the Korean market. Our California facility is SQF level 2 certified facility is Fair Trade, Organic, Kosher and Halal.

Forward-looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. NuZee cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect NuZee's current expectations, and NuZee does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other NuZee statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond NuZee's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties, many of which are beyond our control, include the effects of market acceptance of single serve pour over coffee, the COVID-19 pandemic on our operations and general economic conditions and our need for substantial additional funds. For a description of additional factors that may cause NuZee's actual results, performance or expectations to differ from any forward-looking statements, please review the information set forth in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's public reports filed with the SEC.